Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: October 21, 2013

Boise Cascade Company Reports Third Quarter 2013 Net Income of $15.9 Million on Sales of $878.0 Million

BOISE, Idaho - Boise Cascade Company (NYSE: BCC) today reported third quarter sales of $878.0 million, 15% above the same quarter in 2012. Net income was $15.9 million in the third quarter, or $0.39 per share, on 40.6 million weighted average shares outstanding.

Third Quarter 2013 Highlights

•	The Company reported earnings before interest, taxes, depreciation, and amortization (EBITDA) of $39.5 million, up 7% from the $36.8 million reported in third quarter 2012.

•
Wood Products third quarter segment sales, including sales to the Company's Building Materials Distribution (BMD) segment, were $283.2 million, an increase of 9% from the year ago quarter. EBITDA was $24.6 million, down 14% from the $28.6 million reported in third quarter 2012 primarily as a result of higher wood fiber costs and lower plywood sales prices.

•
BMD segment sales were $721.5 million, an increase of 19% from the year ago quarter. EBITDA was $20.1 million, up 60% from the $12.6 million reported in third quarter 2012 due to higher gross margin dollars and positive expense leverage from higher sales.

•	The Company repurchased 3.9 million shares of its common stock for $100.0 million of cash in July.

•
In August, the Company issued an additional $50 million of 6 3/8% senior notes at a price of 103.5% and increased its committed bank line capacity to $350 million to facilitate future growth opportunities.

•	The Company acquired two plywood plants for $102.0 million in cash on September 30, 2013.

Using the available July and August 2013 data, total U.S. housing starts were up 18%, with single-family starts up approximately 15% from the same period in 2012. The October 2013 Blue Chip consensus forecast for 2013 reflects 930,000 total U.S. housing starts, a 19% increase from 2012 levels. Total housing activity levels remain below the historical average for the last 20 years of approximately 1.4 million starts per year.

“We had solid operating performances in both businesses in the third quarter. Our distribution business rebounded sharply from a challenging second quarter and posted strong sales and earnings growth sequentially and compared to the prior year quarter. Wood Products executed well on internal veneer production, which allowed us to grow engineered wood product sales while maintaining plywood sales volumes. On the last day of the quarter, we completed the acquisition of two plywood operations in the Carolinas. These added facilities position us well to support our existing, as well as new, customers in the Southeast,” commented Tom Carlile, CEO. "We remained focused on opportunities to grow revenues and earnings."

	3Q 2013	3Q 2012	2Q 2013

	(thousands)

Consolidated Results
Sales	$877,979	$764,596	$852,295
EBITDA[1]	39,510	36,821	30,694
Net income	15,860	23,503	10,412
Segment Results
Wood Products segment sales	$283,204	$259,759	$280,417
Wood Products segment EBITDA[1]	24,614	28,628	29,562
BMD segment sales	721,523	605,206	681,486
BMD segment EBITDA[1]	20,108	12,563	5,493
Corporate segment EBITDA[1]	(5,212)	(4,370)	(4,361)
1Reconciliations between our results reported in accordance with U.S. generally accepted accounting principles (GAAP) and EBITDA are included in the summary notes at the end of this press release.

Wood Products Segment

Wood Products segment sales in the third quarter were $283.2 million, up 9% or $23.4 million from the same quarter a year ago. The sales increase was attributable primarily to increased engineered wood products (EWP) volumes and prices, resulting in increases of $14.0 million and $10.2 million, respectively. Higher lumber prices contributed an additional $4.3 million to sales compared to the year ago quarter. The sales gains were partially offset by lower plywood sales prices. The segment reported EBITDA of $24.6 million for the quarter, compared with $28.6 million reported in third quarter 2012. The decrease in EBITDA was due primarily to higher wood fiber costs and lower plywood sales prices, offset partially by higher EWP and lumber sales prices.

Building Materials Distribution Segment

BMD segment sales were $721.5 million in the third quarter, up 19% or $116.3 million from the same quarter a year ago. The gains were driven by improvements in volume and in prices of 16% and 2%, respectively. Commodity sales increased $58.3 million; EWP sales increased $32.3 million; and general line product sales increased $25.7 million. BMD reported quarterly EBITDA of $20.1 million compared with $12.6 million in third quarter 2012. While third quarter 2013 gross margins at 11.6% were down 0.4 percentage points from the 12.0% reported in third quarter 2012, the strong growth in sales resulted in the generation of significantly higher gross margin dollars. In addition, the business achieved positive sales growth leverage on selling and distribution expenses, as well as on general and administrative expenses.

Balance Sheet

Boise Cascade ended third quarter 2013 with $157.0 million of cash and cash equivalents and $274.7 million of undrawn committed bank line availability, for total available liquidity of $431.7 million. At September 30, 2013, Boise Cascade had outstanding debt of $326.7 million.

Outlook

For the balance of 2013, we expect to continue to experience demand below 20-year average historical levels for the products we manufacture and distribute. However, the housing industry has shown signs of improvement in the U.S., and we remain optimistic that the improvement in demand for our products will continue. Commodity product pricing was more stable in third quarter 2013 than in the first half of the year. Future pricing could be volatile in response to industry operating rates, inventory levels in various distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand improves further.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Monday, October 21, at 11 a.m. Eastern, at which time we will review the Company's third quarter results.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. The archived webcast will be available in the Investor Relations section of our website.

To participate in the conference call, dial 866-271-5140 and use passcode 80336097 (international callers should dial 617-213-8893) at least 10 minutes before the start of the call. A replay of the conference call will be available from October 21 at 3 p.m. Eastern through October 28, at 11 p.m. Playback numbers are 888-286-8010 for U.S. callers and 617-801-6888 for international callers. The replay passcode will be 57261872.

Basis of Presentation

We refer to the terms EBITDA and adjusted net income in this earnings release. EBITDA and adjusted net income are supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. We define adjusted net income as net income before certain unusual items.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA and adjusted net income are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA and adjusted net income are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA and adjusted net income, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and adjusted net income instead of net income or segment income has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and adjusted net income are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2013	September 30
	2013	2012		2013	2012

Sales	$877,979	$764,596	$852,295	$2,475,152	$2,084,482

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	759,777	653,125	750,996	2,155,620	1,795,856
Depreciation and amortization	8,962	8,461	8,766	26,205	24,918
Selling and distribution expenses	66,244	62,572	60,102	183,350	176,854
General and administrative expenses	12,867	12,185	10,251	33,164	31,922
Other (income) expense, net	(350)	121	(39)	(523)	406
	847,500	736,464	830,076	2,397,816	2,029,956

Income from operations	30,479	28,132	22,219	77,336	54,526

Foreign exchange gain (loss)	69	228	(291)	(302)	125
Interest expense	(5,174)	(4,840)	(4,781)	(14,846)	(14,471)
Interest income	88	87	62	212	281
	(5,017)	(4,525)	(5,010)	(14,936)	(14,065)

Income before income taxes	25,462	23,607	17,209	62,400	40,461
Income tax (provision) benefit (a)	(9,602)	(104)	(6,797)	44,708	(243)
Net income	$15,860	$23,503	$10,412	$107,108	$40,218

Weighted average common shares outstanding:
Basic	40,625	29,700	43,229	40,486	29,700
Diluted	40,640	29,700	43,233	40,492	29,700

Net income per common share:
Basic	$0.39	$0.79	$0.24	$2.65	$1.35
Diluted	$0.39	$0.79	$0.24	$2.65	$1.35

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2013	September 30
	2013	2012		2013	2012

Segment sales	$283,204	$259,759	$280,417	$832,837	$712,744

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	249,037	221,328	241,745	724,166	618,128
Depreciation and amortization	6,686	6,164	6,517	19,456	18,182
Selling and distribution expenses	6,637	7,059	6,709	20,039	20,535
General and administrative expenses	3,039	2,608	2,408	7,578	6,628
Other (income) expense, net	(123)	136	(7)	(183)	448
	265,276	237,295	257,372	771,056	663,921

Segment income	$17,928	$22,464	$23,045	$61,781	$48,823

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.9%	85.2%	86.2%	87.0%	86.7%
Depreciation and amortization	2.4%	2.4%	2.3%	2.3%	2.6%
Selling and distribution expenses	2.3%	2.7%	2.4%	2.4%	2.9%
General and administrative expenses	1.1%	1.0%	0.9%	0.9%	0.9%
Other (income) expense, net	—%	0.1%	—%	—%	0.1%
	93.7%	91.4%	91.8%	92.6%	93.1%

Segment income	6.3%	8.6%	8.2%	7.4%	6.9%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2013	September 30
	2013	2012		2013	2012

Segment sales	$721,523	$605,206	$681,486	$1,984,138	$1,637,167

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	637,719	532,812	619,174	1,773,895	1,444,171
Depreciation and amortization	2,245	2,263	2,217	6,640	6,639
Selling and distribution expenses	59,607	55,513	53,393	163,311	156,319
General and administrative expenses	4,175	4,372	3,480	11,397	12,017
Other (income) expense, net	(86)	(54)	(54)	(241)	(159)
	703,660	594,906	678,210	1,955,002	1,618,987

Segment income	$17,863	$10,300	$3,276	$29,136	$18,180

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.4%	88.0%	90.9%	89.4%	88.2%
Depreciation and amortization	0.3%	0.4%	0.3%	0.3%	0.4%
Selling and distribution expenses	8.3%	9.2%	7.8%	8.2%	9.5%
General and administrative expenses	0.6%	0.7%	0.5%	0.6%	0.7%
Other (income) expense, net	—%	—%	—%	—%	—%
	97.5%	98.3%	99.5%	98.5%	98.9%

Segment income	2.5%	1.7%	0.5%	1.5%	1.1%

Segment Information
(unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2013	September 30
	2013	2012		2013	2012
Segment sales
Wood Products	$283,204	$259,759	$280,417	$832,837	$712,744
Building Materials Distribution	721,523	605,206	681,486	1,984,138	1,637,167
Intersegment eliminations	(126,748)	(100,369)	(109,608)	(341,823)	(265,429)
	$877,979	$764,596	$852,295	$2,475,152	$2,084,482

Segment income
Wood Products	$17,928	$22,464	$23,045	$61,781	$48,823
Building Materials Distribution	17,863	10,300	3,276	29,136	18,180
Corporate and Other	(5,243)	(4,404)	(4,393)	(13,883)	(12,352)
	30,548	28,360	21,928	77,034	54,651

Interest expense	(5,174)	(4,840)	(4,781)	(14,846)	(14,471)
Interest income	88	87	62	212	281
Income before income taxes	$25,462	$23,607	$17,209	$62,400	$40,461

EBITDA (b)
Wood Products	$24,614	$28,628	$29,562	$81,237	$67,005
Building Materials Distribution	20,108	12,563	5,493	35,776	24,819
Corporate and Other	(5,212)	(4,370)	(4,361)	(13,774)	(12,255)
	$39,510	$36,821	$30,694	$103,239	$79,569

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2013	December 31, 2012

ASSETS

Current
Cash and cash equivalents	$157,019	$54,507
Receivables
Trade, less allowances of $3,150 and $2,696	203,935	134,743
Related parties	470	674
Other	8,643	6,204
Inventories	369,180	325,806
Deferred income taxes	21,324	2
Prepaid expenses and other	8,997	5,521
Total current assets	769,568	527,457

Property and equipment, net	355,091	265,924
Timber deposits	5,701	6,221
Deferred financing costs	8,437	7,562
Goodwill	20,477	12,170
Intangible assets	10,300	8,900
Deferred income taxes	41,133	—
Other assets	7,252	8,164
Total assets	$1,217,959	$836,398

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	September 30, 2013	December 31, 2012

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$191,613	$140,192
Related parties	2,159	1,950
Accrued liabilities
Compensation and benefits	59,177	61,814
Interest payable	8,073	3,188
Other	40,793	29,043
Total current liabilities	301,815	236,187

Debt
Long-term debt	326,694	275,000

Other
Compensation and benefits	194,346	206,668
Other long-term liabilities	15,146	14,336
	209,492	221,004

Redeemable equity	—	6,443

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,229 issued and 39,365 outstanding and 29,700 shares issued and outstanding	432	297
Treasury Stock, 3,864 and 0 shares at cost	(100,000)	—
Additional paid-in capital	495,587	256,927
Accumulated other comprehensive loss	(116,938)	(121,229)
Retained earnings (accumulated deficit)	100,877	(38,231)
Total stockholders' equity	379,958	97,764
Total liabilities and stockholders' equity	$1,217,959	$836,398

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30
	2013	2012
Cash provided by (used for) operations
Net income	$107,108	$40,218
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	27,573	26,732
Stock-based compensation	1,862	—
Pension expense	8,104	9,398
Deferred income taxes	(65,095)	—
Other	(628)	(500)
Decrease (increase) in working capital, net of acquisitions
Receivables	(63,987)	(53,308)
Inventories	(36,440)	(34,599)
Prepaid expenses and other	(1,624)	(1,973)
Accounts payable and accrued liabilities	54,200	82,333
Pension contributions	(10,352)	(8,181)
Income taxes payable	2,218	67
Other	(862)	4,685
Net cash provided by operations	22,077	64,872

Cash provided by (used for) investment
Expenditures for property and equipment	(29,935)	(17,682)
Acquisitions of businesses and facilities	(102,002)	(2,355)
Proceeds from sales of assets	1,536	171
Other	9	(3)
Net cash used for investment	(130,392)	(19,869)

Cash provided by (used for) financing
Net proceeds from issuance of common stock	262,488	—
Treasury stock purchased	(100,000)	—
Issuances of long-term debt	130,000	—
Payments of long-term debt	(80,000)	—
Distributions to members	—	(2,790)
Financing costs	(1,854)	(250)
Other	193	—
Net cash provided by (used for) financing	210,827	(3,040)

Net increase in cash and cash equivalents	102,512	41,963

Balance at beginning of the period	54,507	182,455

Balance at end of the period	$157,019	$224,418

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2012 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
Adjusted net income represents net income before certain unusual items. The nine months ended September 30, 2013 includes $68.7 million of income tax benefit associated with recording net deferred tax assets upon the Company's conversion from a limited liability company to a corporation. The following table reconciles net income to adjusted net income for the nine months ended September 30, 2013 and 2012:

	Nine Months Ended
	September 30
	2013	2012

	(unaudited, in thousands, except per-share amounts)

Net income (GAAP basis)	$107,108	$40,218
Impact of deferred tax benefit	(68,666)	—
Adjusted net income (non-GAAP basis)	$38,442	$40,218

Weighted average common shares outstanding:
Basic	40,486	29,700
Diluted	40,492	29,700

Adjusted net income (non-GAAP basis), per share:
Basic	$0.95	$1.35
Diluted	$0.95	$1.35

(b)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended September 30, 2013 and 2012, and June 30, 2013, and the nine months ended September 30, 2013 and 2012:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2013	September 30
	2013	2012		2013	2012

	(unaudited, in thousands)

Net income	$15,860	$23,503	$10,412	$107,108	$40,218
Interest expense	5,174	4,840	4,781	14,846	14,471
Interest income	(88)	(87)	(62)	(212)	(281)
Income tax provision (benefit)	9,602	104	6,797	(44,708)	243
Depreciation and amortization	8,962	8,461	8,766	26,205	24,918
EBITDA	$39,510	$36,821	$30,694	$103,239	$79,569

The following table reconciles segment income (loss) to EBITDA for the three months ended September 30, 2013 and 2012, and June 30, 2013, and nine months ended September 30, 2013 and 2012:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2013	September 30
	2013	2012		2013	2012

	(unaudited, in thousands)
Wood Products
Segment income	$17,928	$22,464	$23,045	$61,781	$48,823
Depreciation and amortization	6,686	6,164	6,517	19,456	18,182
EBITDA	24,614	28,628	29,562	81,237	67,005

Building Materials Distribution
Segment income	17,863	10,300	3,276	29,136	18,180
Depreciation and amortization	2,245	2,263	2,217	6,640	6,639
EBITDA	20,108	12,563	5,493	35,776	24,819

Corporate and Other
Segment loss	(5,243)	(4,404)	(4,393)	(13,883)	(12,352)
Depreciation and amortization	31	34	32	109	97
EBITDA	(5,212)	(4,370)	(4,361)	(13,774)	(12,255)

Total Company EBITDA	$39,510	$36,821	$30,694	$103,239	$79,569